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[DORAL FINANCIAL CORPORATION LOGO]

April 5, 2004                           FOR IMMEDIATE RELEASE

Contacts:
Mario S. Levis                          Ricardo Melendez
Senior Executive Vice                   President Executive Vice President
and Treasurer                           and Chief Financial Officer
Tel: (787) 474-6709                     Tel: (787) 474-6708

    DORAL FINANCIAL ADDRESSES INVESTOR CONCERNS REGARDING THE IMPACT OF THE
          POSSIBLE INCREASE IN INTEREST RATES IN U.S. MORTGAGE MARKET

         San Juan, Puerto Rico, April 5, 2004 - Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE:
DRL), stated that contrary to what some analysts were predicting with respect to US-based mortgage lenders, he did not believe that the recent increase in economic activity and the perception that interest rates would increase, would have an adverse impact on the Company's operations. Mr. Levis stated that the anticipated increases in interest rates during 2004 represent an opportunity for Doral Financial to realize additional profits.

         Even with increases in interest for the remainder of 2004, the Company expects to continue loan originations at record levels. The Company has previously explained that refinancing loans in Puerto Rico are generally in smaller loan amounts and tend to be driven more by debt consolidation considerations rather than interest rate savings. Because interest on a mortgage loan is tax deductible by a borrower under Puerto Rico income tax Law, when interest rates increase on other consumer products on which interest thereof is not tax deductible, the average homeowner is more attracted to refinance his/her mortgage loan as interest rates on mortgage loans are generally also considerably lower. That is why even in a considerably higher mortgage rate environment, like the one that existed in 1999, Doral's refinancings generally run at a high level, i.e. 60% of internal mortgage loan originations. Since 1998, the Company has attained record earnings in the last 24 consecutive quarters, under different interest rate scenarios.

         Additionally, the existing demand for new housing in Puerto Rico in 2004 continues strong and so does Doral's share of this new housing market including the growing government sponsored affordable housing loans, most of which enjoy tax exempt interest rates, with a strong mortgage backlog and a substantial visible pipeline of increasing mortgage volume. Mr. Levis said that increased economic growth should increase consumer confidence and therefore help stimulate new home purchases exceeding the Company's previous record origination levels.

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         Mr. Levis also noted that the Company had positioned its balance sheet in anticipation of an increase in interest rates. Doral Financial has taken steps to lock in low cost borrowings and also has a large portfolio of short terms assets that would re-price higher in a rising interest rate environment. The Company interest rate models reflect than an increase of up to 200 basis point in interest rates would actually increase the Company's net interest income (page 66 of Doral Financial's 2003 annual report).

         Mr. Levis also pointed out that while the mortgage banking segment contributed 89% to total net income in 1999, this contribution is expected to be less than 45% in 2004, as Doral's commercial banking, insurance and brokerage business continue to grow solidly. Doral Bank is now the fourth largest and fastest growing bank in Puerto Rico in terms of assets jumping four slots in two years. Many of these businesses produce fee income that is less sensitive to changes in interest rates.

         Mr. Levis concluded by reiterating his optimism for the remainder of the year 2004 and the future.

         The Company plans to release its first quarter 2004 earnings on April 14, 2004 immediately following the close of regular trading on the New York Stock Exchange.

FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's future economic performance. The words or phrases "expect", "project", "anticipate", "look forward", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


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